EXHIBIT 99.1
For Immediate Release
ROCKY MOUNTAIN CHOCOLATE FACTORY
REPORTS RECORD FY2008 REVENUES AND EARNINGS
AFTER-TAX RETURN ON BEGINNING SHAREHOLDERS’ EQUITY EXCEEDS 34% FOR
FISCAL YEAR
COMPANY DECLARES FIRST QUARTER CASH DIVIDEND OF $0.10 PER SHARE
DURANGO, Colorado (May 8, 2008)—Rocky Mountain Chocolate Factory, Inc. (Nasdaq/GM “RMCF”), which franchises gourmet chocolate and confection stores and manufactures an extensive line of premium chocolates and other confectionery products, today reported record revenues and earnings for the fiscal year ended February 29, 2008 (FY2008).
“We are very pleased to report another year of growth in revenues and net income during Fiscal 2008, despite a very difficult retail environment during the second half of the fiscal year,” noted Bryan Merryman, Chief Operating Officer and Chief Financial Officer of Rocky Mountain Chocolate Factory, Inc. “Our revenues rose 1% to a record $31.9 million, while total system-wide sales at franchised and company-owned stores increased 4% to $113.3 million. Net income increased 5% to approximately $5.0 million, diluted earnings per share rose 7% to a record $0.76, and our after-tax return on beginning shareholders’ equity reached a record 34% during fiscal 2008.”
“Our franchisees opened 35 new stores during the course of the fiscal year,” continued Merryman. “This increased the total number of Rocky Mountain Chocolate Factory locations in operation to 330 as of February 29, 2008.
For the fiscal year ended February 29, 2008, total pounds of confectionery products purchased from the factory by franchisees decreased 4%, due to a 9% decrease in same store pounds purchased from the factory by franchised stores, somewhat offset by a net increase of 3% in the number of franchised stores in operation. Same store sales at franchised stores were unchanged relative to the previous fiscal year. The Company believes the 9% decrease in same store pounds purchased was due to a product mix shift from factory-made products to products made in the store such as caramel apples and fudge. This trend has continued into the Company’s first quarter of fiscal 2009, with same store pounds purchased decreasing an additional 15% in the two months ended April 30, 2008 when compared with the same period in the previous year.
For the three months ended February 29, 2008, revenues decreased 7% to $8.3 million, compared with $8.9 million in the fourth quarter of the previous fiscal year. Comparable-store sales at franchised retail locations declined 4.8% when compared with the quarter ended February 28, 2007.
Net earnings decreased 8% to $1.3 million in the fourth quarter of FY2008, versus $1.4 million in the corresponding period of the previous fiscal year. Basic and diluted earnings per share decreased 5%, to $0.21 basic and $0.21 diluted, in the most recent quarter, compared with $0.22 basic and $0.22 diluted in the year-earlier period.
“Sales at most Rocky Mountain Chocolate Factory stores are greatly influenced by the levels of ‘foot traffic’ in regional shopping malls and other retail environments where the stores are located, and widely reported declines in such traffic resulted in lower revenues and earnings in the fourth quarter of our 2008 fiscal year,” continued Merryman. “In light of the significant uncertainties surrounding the U.S. economy and retail trends in coming months, combined with decreasing same store pounds purchased by franchisees, we do not feel comfortable providing specific revenue and earnings guidance for Fiscal 2009 at the present time. If recent economic and consumer spending trends continue but do not deteriorate further, we are likely to report a modest decline in earnings for the current fiscal year. We will resume our tradition of providing more specific guidance to the investment community when macro-economic factors and product mix shift trends can be evaluated with greater certainty. Fortunately, we believe we are in excellent financial position and well able to withstand the recessionary forces currently buffeting the U.S. economy. Our working capital as of February 29, 2008 exceeded $5 million, we had a current ratio of 2.4-to-1.0, there was no long-term debt outstanding on our balance sheet, and shareholders’ equity exceeded $11.6 million.”
On May 10, 2007 and February 19, 2008 the Board of Directors authorized the repurchase of up to $5 million and $3 million, respectively, of the Company’s common stock in the open market or in private transactions. The timing of any such transactions will depend on a variety of factors, including market conditions, and the program may be suspended or discontinued at any time. To date, the Company has repurchased approximately 419,000 shares of common stock under these authorizations. During the past eight years, the Company has repurchased approximately 3,909,000 shares of its common stock under repurchase authorizations at an average price of $5.82 per share (number of shares and price per share adjusted for stock splits and stock dividends).
The Company also announced that its Board of Directors has approved a first quarter cash dividend of $0.10 per share, to be paid June 13, 2008 to shareholders of record June 2, 2008.
The Company will host a conference call today, Thursday, May 8, 2008, at 4:15 p.m. EDT to discuss FY2008 results and other topics of interest. To participate in the conference call, please dial 800-860-2442 (international/local participants dial 412-858-4600) approximately five minutes prior to 4:15 p.m. EDT and ask to be connected to the Rocky Mountain Chocolate Factory Conference Call. A replay of the conference call will be available one hour after completion of the call until May 15, 2008 at 5:00 pm EDT by dialing 877-344-7529 (international/local participants dial 412-317-0088) and entering conference I.D. # 419284.
Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, is an international franchiser of gourmet chocolate and confection stores and a manufacturer of an extensive line of premium chocolates and other confectionery products. The Company’s common stock is listed on The Nasdaq Global Market under the symbol “RMCF”.
Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve risks and uncertainties, and the Company undertakes no obligation to update any forward-looking information. Risks and uncertainties that could cause cash flows to decrease or actual results to differ materially include, without limitation, seasonality, consumer interest in the Company’s products, general economic conditions, consumer and retail trends, costs and availability of raw materials, competition and other risks. Readers are referred to the Company’s periodic reports filed with the SEC, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. The information contained in this press release is a statement of the Company’s present intentions, beliefs or expectations and is based upon, among other things, the existing business environment, industry conditions, market conditions and prices, the economy in general and the Company’s assumptions. The Company may change its intentions, beliefs or expectations at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise. The cautionary statements contained or referred to in this press release should be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on its behalf may issue.
For Further Information, Contact Bryan J. Merryman COO/CFO (970) 259-0554

STORE INFORMATION

	New stores opened during
	the year ended	Stores open as of
	February 29, 2008	February 29, 2008
United States:
Franchised Stores	32	284
Company-owned Stores	0	5
International Licensed Stores	3	41

Total	35	330

STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended February 28 and 29		Three Months Ended February 28 and 29
	2008	2007	2008	2007
Revenues
Factory sales	$5,971	$6,365	72.1%	71.3%
Royalty and marketing fees	1,564	1,676	18.9%	18.8%
Franchise fees	173	173	2.1%	1.9%
Retail sales	577	717	6.9%	8.0%
Total revenues	8,285	8,931	100.0%	100.0%

Costs and Expenses
Cost of sales	4,339	4,442	52.4%	49.7%
Franchise costs	315	423	3.8%	4.7%
Sales and marketing	427	466	5.2%	5.2%
General and administrative	615	748	7.4%	8.4%
Retail operating	259	359	3.1%	4.0%
Depreciation and amortization	198	191	2.4%	2.2%
Total costs and expenses	6,153	6,629	74.3%	74.2%

Income from Operations	2,132	2,302	25.7%	25.8%

Other Income (Expense)
Interest expense	(2)	—	—	—
Interest income	19	18	0.2%	0.2%
Other, net	17	18	0.2%	0.2%

Income Before Income Taxes	2,149	2,320	25.9%	26.0%

Provision for Income Taxes	819	877	9.9%	9.8%

Net Income	$1,330	$1,443	16.0%	16.2%

Basic Earnings per Common Share	$0.21	$0.22
Diluted Earnings per Common Share	$0.21	$0.22

Weighted Average Common Shares Outstanding	6,240,125	6,417,707
Dilutive Effect of Employee Stock Options	142,436	203,325
Weighted Average Common Shares Outstanding, Assuming Dilution	6,382,561	6,621,032

STATEMENTS OF INCOME
(in thousands, except per share data)

	Year ended February 28 and 29		Year ended February 28 and 29
	2008	2007	2008	2007
Revenues
Factory sales	$23,758	$22,709	74.5%	71.9%
Royalty and marketing fees	5,697	5,604	17.9%	17.8%
Franchise fees	623	634	2.0%	2.0%
Retail sales	1,800	2,626	5.6%	8.3%
Total revenues	31,878	31,573	100.0%	100.0%

Costs and Expenses
Cost of sales	16,678	15,989	52.3%	50.6%
Franchise costs	1,499	1,570	4.7%	5.0%
Sales and marketing	1,503	1,538	4.7%	4.9%
General and administrative	2,506	2,539	7.9%	8.0%
Retail operating	995	1,502	3.1%	4.8%
Depreciation and amortization	783	874	2.5%	2.8%
Total costs and expenses	23,964	24,012	75.2%	76.1%

Income from Operations	7,914	7,561	24.8%	23.9%

Other Income (Expense)
Interest expense	(2)	—	—%	—%
Interest income	103	67	0.3%	0.2%
Other, net	101	67	0.3%	0.2%

Income Before Income Taxes	8,015	7,628	25.1%	24.1%

Provision for Income Taxes	3,054	2,883	9.6%	9.1%

Net Income	$4,961	$4,745	15.5%	15.0%

Basic Earnings per Common Share	$0.78	$0.74
Diluted Earnings per Common Share	$0.76	$0.71

Weighted Average Common Shares Outstanding	6,341,286	6,432,123
Dilutive Effect of Employee Stock Options	159,386	227,350
Weighted Average Common Shares Outstanding, Assuming Dilution	6,500,672	6,659,473
SELECTED BALANCE SHEET DATA
(in thousands)

	February 29, 2008	February 28, 2007
Current Assets	$8,963	$10,759
Total assets	$16,148	$18,456
Current Liabilities	$3,811	$3,256
Stockholders’ Equity	$11,655	$14,515